Exhibit 11

                         KVH INDUSTRIES INC.
                  COMPUTATION OF EARNINGS PER SHARE
                (in thousands, except per share data)
                             (unaudited)
                                         For  the 3  months  For  the 6  months
                                            ended June 30, ended June 30,
                                           ---------------   ---------------
                                             1997     1996     1997     1996
                                           ------   ------   ------   ------


Net earnings ...........................   $  402       32   $1,006      508
                                           ======   ======   ======   ======

Shares:
Weighted average number of .............    7,044    6,724    7,028    5,793
   common shares outstanding
Additional shares assuming conversion of:
   stock options and warrants ..........      460      680      460      677
                                           ------   ------   ------   ------
Average common shares
   outstanding and equivalents .........    7,504    7,404    7,488    6,470
                                           ======   ======   ======   ======


  Net earnings per common share ........   $ 0.05     0.04   $ 0.13     0.08
                                           ======   ======   ======   ======


         See the accompanying notes to consolidated financial statements.